Exhibit 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Class I Common Shares, no par value per share, of LibreMax Asset-Backed Income Fund. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
EXECUTED as of this 4th day of May, 2026.

ICONIQ CAPITAL, LLC
By:	/s/ Divesh Makan
Name/Title:	Divesh Makan / Authorized Person of ICONIQ Capital Group GP, LLC, the General Partner of ICONIQ Capital Group, L.P., its sole member
ICONIQ Capital Group, L.P.
By:	/s/ Divesh Makan
Name/Title:	Divesh Makan / Authorized Person of ICONIQ Capital Group GP, LLC, its General Partner
ICONIQ Capital Group GP, LLC
By:	/s/ Divesh Makan
Name/Title:	Divesh Makan / Authorized Person

Divesh Makan
By:	/s/ Divesh Makan
Name/Title:	Divesh Makan / Self